Cawley, Gillespie & Associates, Inc.
petroleum consultants
6500 RIVER PLACE BLVD, SUITE 3-200    306 WEST SEVENTH STREET, SUITE 302    1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78730-111    FORT WORTH, TEXAS 76102-4987    HOUSTON, TEXAS 77002-5008
512-249-7000    817- 336-2461    713-651-9944
    www.cgaus.com

May 9, 2025

Mr. Brent Clum
Chief Financial Officer
MorningStar Partners LP
400 West Seventh Street
Fort Worth, TX 76102

    Re:    Reserve Evaluation – SEC Pricing
    White Rock Energy Interests
    Total Proved Reserves
        As of April 30, 2025

    Pursuant to the Guidelines of the
    Securities and Exchange Commission for
    Reporting Corporate Reserves and
    Future Net Revenue

Dear Mr. Clum:

    As requested, this report was prepared May 9, 2025 for TXO Energy Partners, L.P. (“TXO”) for the purpose of public disclosure by TXO in filings made with the Securities and Exchange Commission (“SEC”) in accordance with the disclosure requirements set forth in the SEC regulations. We evaluated 100% of TXO’s potential acquisition of White Rock Energy’s reserves, which are made up of certain oil and gas properties in Montana and North Dakota. This report utilized an effective date of April 30, 2025, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the SEC. The results of this evaluation are presented in the accompanying tabulation, with a composite summary of the values presented below:

		Proved	Proved
		Developed	Developed	Proved	Proved	Total
		Producing	Non-Producing	Developed	Undeveloped	Proved
Net Reserves
Oil	– Mbbl	9,613	5,505	15,118	3,958	19,076
Gas	– MMcf	7,956	3,242	11,198	2,914	14,112
NGL	– Mbbl	2,144	914	3,057	807	3,864
Revenue
Oil	– M$	660,482	378,223	1,038,705	271,960	1,310,665
Gas	– M$	16,348	6,276	22,624	5,783	28,406
NGL	– M$	41,883	17,622	59,505	15,637	75,142
Severance Taxes	– M$	64,716	25,774	90,490	16,860	107,350
Future Production Costs	– M$	242,961	89,038	331,999	59,398	391,397
Future Development Costs	– M$	0	110,639	110,639	81,067	191,706
Net Operating Income (BFIT)	– M$	411,035	176,670	587,705	136,055	723,761
Discounted at 10%	– M$	251,701	80,125	331,825	65,816	397,641

White Rock Energy Interests
Reserve Evaluation – SEC Pricing
May 9, 2025

Net Revenue is prior to deducting state production taxes and ad valorem taxes. Future Net Cash Flow (Net Operating Income – BFIT) is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten (10) percent to determine present worth. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties by Cawley, Gillespie & Associates, Inc. (“CG&A”).

    The oil reserves include oil and condensate. Oil and natural gas liquid (“NGL”) volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base. Our estimates are for proved reserves only and do not include any probable or possible reserves nor have any values been attributed to interest in acreage beyond the location for which undeveloped reserves have been estimated.

Hydrocarbon Pricing
    The base SEC oil and gas prices calculated for April 30, 2025 were $73.48/bbl and $2.657/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (EIA) from May 2024 through April 2025 and the base gas price is based upon Henry Hub spot prices (Platts Gas Daily) from May 2024 through April 2025. Furthermore, NGL prices were adjusted on a per-property basis and averaged 28.3% of the net oil price on a composite basis.

    The base prices shown above were adjusted for differentials on an operator basis, which may include local basis differentials, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the SEC price case over the life of the proved properties was estimated to be $68.707 per barrel for oil, $2.013 per MCF for gas and $19.448 per barrel for NGLs. All economic factors were held constant (not escalated) in accordance with SEC guidelines.

1BEconomic Parameters
    Ownership was accepted as furnished and has not been independently confirmed. Oil and gas price differentials, gas shrinkage, future production costs (lease operating expenses) and future development costs (capital investments) were forecast by operator using the latest historical data available. However, all commercial parameters appear to be reasonable and appropriate based on our review and were held constant (not escalated) throughout the life of the properties in accordance with SEC guidelines. Severance tax rates were applied at normal state percentages of oil and natural gas revenue.

2BSEC Conformance and Regulations
    The reserve classifications and the economic considerations used herein conform to the criteria of the SEC. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. Government policies and market conditions different from those employed in this report may cause (1) the total quantity of oil or gas to be recovered, (2)

White Rock Energy Interests
Reserve Evaluation – SEC Pricing
May 9, 2025

actual production rates, (3) prices received, or (4) operating and capital costs to vary from those presented in this report. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

    CG&A evaluated 36 PDNP and 21 PUD locations, targeting the Bakken play in Montana and North Dakota. Non-producing and undeveloped reserves were assigned based on regional type curves and analogy to recent, modern completions. Furthermore, the development schedule and capital costs for drilling and completion were provided by TXO and accepted as provided. However, our review showed the development plan and related capital to be reasonable and appropriate for this evaluation. Each of these PUD drilling locations proposed as part of TXO’s development plan conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, TXO has indicated they have every intent to complete this development plan in the next five (5) years. Furthermore, TXO has demonstrated that they have the proper company staffing, financial backing and prior development success to ensure this five-year development plan will be fully executed.

3BReserve Estimation Methods
    Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy. All reserve estimates involve an assessment of the uncertainty relating to the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends mainly on the amount of the reliable geologic and engineering data available at the time of the estimate and the interpretation of such data, as well as the inherent uncertainties attributable to variations in reservoir and rock quality, offset drainage, mechanical wellbore integrity among others. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. This report addresses only the proved reserves attributable to the properties evaluated herein.

    Non-producing reserve estimates, for both developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

4BGeneral Discussion
    An on-site field inspection of the properties has not been performed. The mechanical operation or condition of the wells and their related facilities have not been examined nor have the wells been tested by CG&A. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have not been included as directed.

White Rock Energy Interests
Reserve Evaluation – SEC Pricing
May 9, 2025

    The estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

    Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. The lead evaluator preparing this report was W. Todd Brooker, P.E., President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties, White Rock Energy or TXO Energy Partners, L.P. and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

The professional qualifications of the undersigned, the technical person primarily responsible for the preparation of this report, are included as an attachment to this letter. This letter is for the use of TXO Energy Partners, L.P.  This letter should not be used, circulated, or quoted for any other purpose without the express written consent of Cawley, Gillespie & Associates, Inc. or except as required by law.

    Sincerely,

    CAWLEY, GILLESPIE & ASSOCIATES, INC.
         Texas Registered Engineering Firm F-693

        W. Todd Brooker, P.E.
        President

White Rock Energy Interests
Reserve Evaluation – SEC Pricing
May 9, 2025

    Kellie Jordan
        Senior Engineer